PATENT LICENSE AGREEMENT

This Agreement made and entered into as of the 17th day of January 2007, by and between:

1. Wellstone Filters, Inc., having its registered office in Timberlake, North Carolina, USA, a Delaware Corporation, having its principle place of business at 300 Market Street, Suite 130-13, Chapel Hill, North Carolina, 27516, USA, hereinafter referred to as: WELLSTONE;

And

2. Glycanex BV, having its registered office in Hilversum, The Netherlands, a Dutch corporation, having its principle place of business at Koninginneweg 11-13, 1217 KP Hilversum, The Netherlands, hereinafter referred to as:
   GLYCANEX;


WHEREAS:
GLYCANEX is a Dutch corporation with commercial interest and activities in the field of carbohydrate derivatives and materials and products derived therefrom;

WELLSTONE has licensed and further developed a technology for the purpose of removing substances from cigarette smoke from Cerami Consulting Corporation,712 Kitchawan Road Ossining, NY 10562 pursuant to the license agreement between WELLSTONE and Cerami Consulting Corporation (hereinafter referred to as CCC) dated September 14, 1999.

GLYCANEX desires to obtain an exclusive license under the patent rights of WELLSTONE licensed from Cerami Consulting Corporation;

WELLSTONE is willing to grant GLYCANEX such license on the terms and conditions herein set forth.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1   DEFINITIONS
The following words or phrases shall have the meaning indicated when used in this Agreement:

1.1 "Effective Date" and "Effective Date of this Agreement" shall mean the date filled in above.

1.2 "Parties" shall mean WELLSTONE and GLYCANEX (in singular or plural usage, as indicated by the context).

1.3 "WELLSTONE Patent Rights" shall mean all patents or applications thereto of any country or region, owned or controlled by WELLSTONE on the Effective Date of this Agreement or during the term of this Agreement, as listed in
    Exhibit 1, where the making, having made, using or selling of Licensed Products would constitute an infringement thereof, as well as any divisionals, continuations, continuations-in-part, extensions or reissues thereof, any patents granted on any of the foregoing and any foreign patents or applications corresponding to any of the foregoing.

1.4 "Licensed Products" shall mean any products produced by Glycanex, its Affiliates and/or sublicensees, the manufacture or use of any of which are covered by WELLSTONE Patent Rights.

1.5 "Field of Use" shall mean any use of the WELLSTONE Patent Rights in Licensed Products.

1.6 "Licensed Territory" shall mean all territories as specified in Exhibit 1.

1.7 "Net Sales" shall mean the gross amount invoiced in respect to sales of Licensed Products in the Field of Use for the Licensed Territory less (a) discounts actually allowed, (b) credits for claims, allowances, retroactive price reductions or returned goods, (c) prepaid freights, (d) sales taxes or other governmental charges actually paid in connection with the sale (but excluding what is commonly known as income taxes) and (e) commissions paid to unaffiliated others in connection with sales of Licensed Products.

1.8 "Affiliate" shall mean any corporation, firm, partnership or other entity which directly or indirectly is owned by or is under common ownership to the extent of at least fifty percent of the equity having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlled, or under common control with a party to this Agreement.

1.9 "Valid and Unexpired Claim(s)" shall mean one or more issued patent claims which has not been disclaimed or abandoned, which has not expired in the country of issue and which has not been declared invalid or unenforceable by the final judgment of a court of competent jurisdiction from which no appeal can be or has been taken.

2   GRANT OF RIGHTS

2.1 WELLSTONE hereby grants to GLYCANEX an exclusive license under WELLSTONE Patent Rights in the Licensed Territory for Licensed Products in the Field of Use.

2.2 GLYCANEX may grant sublicense(s) to its Affiliates and/or third parties for the rights described in paragraph .

2.3 GLYCANEX shall alone or in conjunction with Affiliates and/or third parties described in 2.2, engage in studies of and certification of performance of the Licensed Products. Upon signing this Agreement, and on an as needed basis throughout the duration of this Agreement, WELLSTONE will provide all data, trade secrets, know-how, formulations, manufacturing techniques and other information to GLYCANEX to support GLYCANEX as fully as possible in achieving maximum commercial exploitation of WELLSTONE Patent Rights.

2.4 GLYCANEX accepts the rights granted herein.

3   ROYALTIES

3.1 In consideration of the rights granted to GLYCANEX, GLYCANEX shall pay WELLSTONE a royalty on Net Sales equal to three percent (3 %) to be initiated after reaching a sales royalty threshold of 500 000 EUR of Net Sales by GLYCANEX. For the sake of calculating the sales royalty threshold, net sales by GLYCANEX to other sublicensees of WELLSTONE in the USA will be included. However, future sales by GLYCANEX to sublicensees of WELLSTONE in the USA will not be subjected to the royalty requirements indicated above. WELLSTONE and GLYCANEX will work together in good faith, and as quickly as possible, to reach the above stated sales royalty threshold.

4   PAYMENTS

4.1 Licensed Products shall be considered as sold when invoiced to the customer.

4.2 Upon reaching the sales royalty threshold in 3.1, GLYCANEX will reimburse WELLSTONE all approved costs, occurring on or after the date of reaching the sales royalty threshold in 3.1, resulting directly from the prosecution and maintenance of WELLSTONE Patent Rights hereunder. Until the sales royalty threshold in 3.1 is reached, all costs for maintaining the WELLSTONE Patent Rights will be for the account of WELLSTONE, as further described in 7.3 below.

4.3 All payments and royalties due to WELLSTONE shall be paid to WELLSTONE on a net base.

4.4 All royalties and other payments due hereunder shall be payable in US Dollars making reference to "Patent License Agreement WELLSTONE".

4.5 Within thirty (30) days after the end of six (6) month period, GLYCANEX shall pay the royalties due in those six (6) months and as specified in statements made by GLYCANEX, setting forth the Licensed Products sold, the Net Sales Price and the royalties due. All other amounts due to WELLSTONE shall be affected by GLYCANEX within thirty (30) days from the invoice date. GLYCANEX shall pay statutory interest as well as the costs of collection if GLYCANEX exceeds such thirty (30) days term of payment. All payments shall be based on an average of the preceding twenty (20) reporting days using the exchange rate of such bank for foreign currencies to Euros.

4.6 Payment of royalties shall accompany the statements to be submitted in accordance with Paragraph 4.7 above.

5   REPORTS, BOOKS OF ACCOUNT, EXAMINATION

5.1 GLYCANEX shall keep accurate records containing all information required for the computation and verification of the royalties to be paid hereunder.

5.2 Further to paragraph within sixty (60) days of the end of each calendar year GLYCANEX shall submit to WELLSTONE a statement showing the total sales of Licensed Products by GLYCANEX, its Affiliates and its sublicensees during that year on a country-by-country basis and the royalties due to WELLSTONE and the basis for calculating such royalties. Such statements shall be certified by a chartered public accountant.

5.3 GLYCANEX shall permit WELLSTONE or its authorized chartered public accountant to inspect such records from time to time during the term of this Agreement, and for six (6) months thereafter, to the extent necessary to verify the royalty reports and payments required by this Agreement. If WELLSTONE finds discrepancies to its disadvantage, GLYCANEX agrees to pay the auditing costs incurred by WELLSTONE.

5.4 If at any time the payments due to WELLSTONE hereunder are blocked or penalized by authority of any government, whether by law, decree or otherwise, then such payments, as the same become due and payable, shall be deposited in the local currency in a local bank or other depository designated by WELLSTONE to its order. A receipt for such deposit shall then accompany each yearly report in lieu of the payment as required herein.

6   DEVELOPING AND MARKETING EFFORTS

6.1 GLYCANEX, its Affiliates and/or sublicensees shall be under a commercially reasonable efforts obligation in determining the manner and extent to which it shall develop Licensed Products or create, promote or maintain a market for sales of such.

6.2 GLYCANEX shall not make any use of the name of WELLSTONE in connection with the use by GLYCANEX of Licensed Products in any advertising, promotional or sales literature without the prior written consent of WELLSTONE. WELLSTONE shall not unduly restrict or prevent GLYCANEX's use of the name of WELLSTONE whenever or wherever required by Federal, State or local law or regulation, either domestically or internationally.

6.3 GLYCANEX, its Affiliates and/or sublicensees, shall be responsible for the compliance of Licensed Products sold hereunder with all applicable laws and regulations. Without limiting the foregoing, all Licensed Products sold by GLYCANEX, its Affiliates and/or sublicensees hereunder shall be labelled with such legends and statements as may be required by applicable laws or regulations.

7   WARRANTIES; LIABILITY, INFRINGEMENT, INDEMNIFICATION

7.1 WELLSTONE warrants and represents to GLYCANEX that it has the entire right, title and interest in and to WELLSTONE Patent Rights, and WELLSTONE has the right to license the same as provided hereunder. WELLSTONE warrants and represents to GLYCANEX that it will not grant any license or otherwise encumber WELLSTONE Patent Rights in any manner, directly or indirectly, during the duration of this Agreement.

7.2 Nothing herein shall be construed as a warranty or representation by WELLSTONE as to the scope or validity of the above patent application or any patent issuing thereon.

7.3 All required actions and decisions related to the execution and maintenance of WELLSTONE Patent Rights will be taken by WELLSTONE in good time and in complete consultation with GLYCANEX. Until the sales royalty threshold of
    3.1 is reached by GLYCANEX, WELLSTONE is responsible for all costs to execute and maintain the WELLSTONE Patent Rights. Once the sales royalty threshold of 3.1 is reached by GLYCANEX, GLYCANEX will be responsible for all costs to execute and maintain the WELLSTONE Patent Rights.

7.4 If prior to the date of reaching the sales royalty threshold in 3.1 WELLSTONE is not able to, or chooses not to, continue supporting the costs for one or more patents or patent applications in a specific territory or country within the WELLSTONE Patent Rights, it will inform GLYCANEX in a timely fashion and GLYCANEX will have the option to (1) assume and pay said costs for that patent or patent application using the patent attorney of WELLSTONE, (2) assume the title to the patent or patent application in question and secure legal representation for the patent or patent application from a patent attorney chosen by GLYCANEX or (3) allow the patent or patent application to lapse. If GLYCANEX executes option 1 or 2, then no future royalties will be due from GLYCANEX for Net Sales in said territory or country for the specific patent or patent application from that date forward. If option 2 is chosen, then WELLSTONE will promptly terminate its license rights to this patent and or patent application with CCC and CCC will simultaneously transfer title to GLYCANEX, pursuant to a separate agreement between all three parties. If GLYCANEX choses option 3, then WELLSTONE has no further obligation to maintain said patent or patent application in the specific territory or country in question. Exhibit 1 will be updated from time to time by Parties throughout the duration of this Agreement.

7.5 If at any time GLYCANEX chooses not to continue supporting a specific patent or patent application contained within WELLSTONE Patent Rights in a specific territory or country, then GLYCANEX forfeits its license to the specific territory or country from that date forward.

7.6 If in GLYCANEX's opinion any WELLSTONE Patent Rights have been infringed by the making, having made, using or selling of a product of a third party, then GLYCANEX shall give notice to WELLSTONE of such alleged infringement, whereupon GLYCANEX may at its discretion initiate suit or settlement of such infringement at its own expense and to use WELLSTONE's name in connection therewith. If in WELLSTONE's opinion any WELLSTONE Patent Rights have been infringed by the making, having made, using or selling of a product of a third party, WELLSTONE shall give notice to GLYCANEX whereupon GLYCANEX shall have 60 days to elect to initiate suit or settlement of such infringement at its own expense and to use WELLSTONE's name in connection therewith. If GLYCANEX does not so elect within 60 days of such notice, WELLSTONE may elect to initiate suit or settlement of such infringement at its own expense.

7.7 In any such litigation brought by either party under 7.6, the other party shall have the right to join the action at its own expense. If either party joins an action initiated by the other party, its expenses shall be reimbursed by the party initiating the action. The parties shall divide the entitlements to all damages or settlements received as a result of infringing sales occurring before such damage award or settlement. Any proceeds of a sublicense (approved by GLYCANEX) resulting from the suit or settlement for infringing sales occurring after the damage award or settlement shall be shared between GLYCANEX and WELLSTONE as set forth for royalties in paragraph .

7.8 Except for the warranty and representation of paragraph or gross negligence by WELLSTONE, GLYCANEX shall not hold WELLSTONE liable for any damage suffered by GLYCANEX or third parties as a consequence of the use, application or exploitation of GLYCANEX 's Licensed Products and/or the WELLSTONE Patent Rights under this Agreement and GLYCANEX hereby indemnifies and holds harmless WELLSTONE against any and all claims of third parties arising from damages suffered by those third parties in connection with the use, application or exploitation of Licensed Products and/or the WELLSTONE Patent Rights sold or used by GLYCANEX or its sublicensees hereunder.

8   CONFIDENTIALITY

8.1 Parties agree that the contents of this Agreement are confidential and shall not be divulged to third parties without the written consent of both Parties. No public announcement shall be made related to this Agreement without the consent of both Parties. GLYCANEX shall maintain in strict confidence any and all information, material and know-how disclosed under this Agreement and shall use it only for the purpose intended by this Agreement. GLYCANEX agrees to limit access to the information, material and know-how to those employees who have a need to know in order to carry out the terms of this Agreement.

8.2 Upon the expiration of this Agreement at the end of the normal term, or upon termination of this Agreement prior to the end of the normal term, GLYCANEX agrees that it will make no further use of the information, material and know-how and will immediately deliver to WELLSTONE all copies in GLYCANEX's possession.

8.3 The obligations mentioned in   and   shall  not  apply  to any information,
    material and know-how disclosed hereunder of which GLYCANEX can show in writing:

    a)    was known to GLYCANEX at the time of disclosure by WELLSTONE;

    b) is or becomes generally available to the public without GLYCANEX being responsible therefore; or

    c) is subsequently disclosed to GLYCANEX by a third party having a bona fide right to disclose the same.

8.4 No item of information, material and know-how shall be deemed to fall within any of the above exceptions merely because such item is embraced by some general information that falls within one of the above exceptions. The obligations concerning the treatment of information, material and know-how shall survive any expiration or termination of this Agreement.

8.5 Furthermore, the obligations under this paragraph hereof shall not hinder the receiving party to forward to the competent authorities any information the disclosure of which will be reasonably useful in connection with the registration, sale and use of Licensed Products.

9   DURATION AND TERMINATION

9.1 Unless and until sooner terminated as hereinafter provided, this Agreement shall commence as of the Effective Date and shall continue in full force and effect until expiration of WELLSTONE Patent Rights. Following expiration, the licenses of paragraphs and shall continue in full force and effect but be paid up and royalty-free.

9.2 Either party may terminate this Agreement at any time if the other party fails to perform any material covenant, condition, or limitation herein, provided such other party shall not have remedied (or taken reasonable steps to remedy) its failure within (30) days after receipt of written notice of such failure.

9.3 GLYCANEX may terminate this agreement for any reason or no reason upon  six
    (6) months written notice.

9.4 This Agreement shall be binding not only upon the Parties hereto, but also upon, and without limitation thereto, their assignees, successors, heirs, officers, directors and employees.

9.5 If performance of this Agreement or any part hereof by either party shall be rendered unenforceable or impossible under, or in conflict with, any law, regulation, or official action by any government agency having jurisdiction over such party, then such party shall not be considered in default by reason of failure to perform and the validity of all remaining provisions hereof shall not be affected by such result.

9.6 Upon termination of this Agreement for whatever reason:

    a) The licence granted to GLYCANEX herein shall cease as of the date of termination;

    b) All sublicenses granted by GLYCANEX shall cease as of the date of termination;

    c) Nothing herein shall be construed to release either party of any obligations prior to the effective date of termination.

9.7 GLYCANEX may, after the effective date of termination, sell any Licensed Products that it may have manufactured prior to the date of termination, provided GLYCANEX pays the royalties due thereon to WELLSTONE as provided for herein.

10  MISCELLANEOUS

10.1If  performance of this Agreement is hindered or prevented by act  of  God, actions of the elements, fire, labour disturbances, failure or lack of transportation facilities, shortage of labour, material or supplies, inability to obtain equipment or parts, breakdown of equipment, interruption of power or water, war, invasion, civil disturbance, enactment of legislation or issuance of governmental order or regulation beyond either Party's control, non-performance by either Party hereunder to the extent so hindered or prevented, shall be excused.

10.2Any notice to be given under this Agreement shall be sent in writing in English and shall be effective when either served by personal delivery, or deposited, postage prepaid, first class airmail registered or certified mail addressed to the Parties at their respective addresses set forth hereunder:
    If to WELLSTONE:

    Wellstone Filters, Inc.
    300 Market Street, Suite 130-13
    Chapel Hill, NC 27516
    USA

    Attention: Jeremiah Hand

    if to GLYCANEX:

    Glycanex BV
    Koninginneweg 11-13
    1217 KP Hilversum
    The Netherlands

    Attention: Jeff Thornton


10.3Should any part or provision of this Agreement be or become invalid or held unenforceable or in conflict with the law of any jurisdiction, then the parties hereto shall substitute such provisions by valid ones, which in their economic effect come close to the unenforceable provisions that it can be reasonably assumed that the parties would have contracted this Agreement also with those new provisions. In case such new provisions cannot be found, the invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid or unenforceable provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the parties would not have contracted this Agreement without them.

10.4No waiver by either Party, whether express or implied, of any provision of this Agreement or of any breach or default of either Party, shall constitute a continuing waiver of such provisions or a waiver of any other provision of this Agreement.

10.5Headings and titles in this Agreement are for convenience purposes only and not in any way influence the construction, performance and enforcement of its provisions.

10.6This Agreement shall be interpreted and construed, and the legal relation created herein shall be determined, in accordance with the laws of The Netherlands.

10.7With respect to any controversy arising out of or relating to this Agreement, such controversy shall be finally submitted to the competent court in The Hague, The Netherlands.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Agreement in two (2) original counterparts as of the date first written above.



WELLSTONE FILTERS, Inc.                   GLYCANEX B.V.

Signature:/s/Learned Jeremiah Hand        Signature:/s/Jeffrey W. Thornton
	  ------------------------		    ----------------------
Name: 	  Learned Jeremiah Hand       	  Name:     Jeffrey W. Thornton

Title: 	  CEO                             Title:    Managing Director





EXHIBIT 1. WELLSTONE PATENT RIGHTS - VERSION JANUARY 17, 2007


Europe  - Patent Application EP 00941705.6 - entering National Phase in January
           2007
China - Patent CN1271960C
Canada - Patent Application CA2414377
Mexico - Patent Application MXPA03000125
Japan - Patent Application JP2004500901T
Brazil - Patent Application BR0017258
PCT - Patent Application WO0200046